[DATE], 2016

Western Asset Worldwide Income Fund Inc.

620 Eighth Avenue, 49th Floor

New York, New York 10018

Western Asset Emerging Markets Debt Fund Inc.

620 Eighth Avenue, 49th Floor

New York, New York 10018

Re:    SBW/ESD Merger

Ladies and Gentlemen:

We have acted as counsel to Western Asset Worldwide Income Fund Inc. (“SBW”), a Maryland corporation, and Western Asset Emerging Markets Debt Fund Inc. (“ESD”), a Maryland corporation, in connection with the Agreement and Plan of Merger, dated [DATE], 2016 (the “Merger Agreement”), between SBW and ESD, pursuant to which SBW shall be merged with and into ESD with ESD surviving (the “Merger”), on the terms and conditions set forth in the Merger Agreement. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.” For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered pursuant to Section 8.5 of the Merger Agreement.

[DATE], 2016

We have examined (i) the Merger Agreement, (ii) the registration statement on Form N-14 (Registration No [    ]) (the “Registration Statement”) filed by ESD with the Securities and Exchange Commission under the Securities Act of 1933, as amended and (iii) the representation letters of SBW and ESD, delivered to us in connection with this opinion (together, the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by SBW and ESD in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iv) as to all representations made in the Merger Agreement or the Representation Letters pursuant to which any person or entity represents an affirmative intention to perform an action or to

[DATE], 2016

qualify for certain treatment, such action will be performed and qualification for such treatment will be achieved and (v) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of SBW and ESD or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to, and including, the Effective Time, in each case, without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations, and judicial precedents, in each case, as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code and that SBW and ESD will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2. Except for consequences regularly attributable to a termination of SBW’s taxable year, no gain or loss will be recognized by SBW as a result of the Merger or upon the conversion of the shares of common stock, par value $0.001 per share, of SBW (the “SBW Common Shares”) into shares of common stock, par value $0.001 per share, of ESD (the “ESD Common Shares”).

3. No gain or loss will be recognized by ESD as a result of the Merger or upon the conversion of SBW Common Shares into ESD Common Shares.

[DATE], 2016

4. No gain or loss will be recognized by the holders of SBW Common Shares upon the conversion of their SBW Common Shares into ESD Common Shares in the Merger, except to the extent such holders are paid cash in lieu of fractional ESD Common Shares in the Merger.

5. The tax basis of the SBW assets in the hands of ESD will be the same as the tax basis of such assets in the hands of SBW immediately prior to the consummation of the Merger.

6. Immediately after the Merger, the aggregate tax basis of the ESD Common Shares received by each holder of SBW Common Shares in the Merger (including that of fractional share interests purchased by ESD) will be equal to the aggregate tax basis of the SBW Common Shares owned by such shareholder immediately prior to the Merger.

7. A shareholder’s holding period for ESD Common Shares (including that of fractional share interests purchased by ESD) for federal income tax purposes will be determined by including the period for which such shareholder held SBW Common Shares converted pursuant to the Merger, provided that such SBW Common Shares were held by such shareholder as capital assets.

8. ESD’s holding period for federal income tax purposes with respect to SBW’s assets transferred pursuant to the Merger will include the period for which such assets were held by SBW.

9. The payment in the Merger of cash to the holders of SBW Common Shares in lieu of fractional ESD Common Shares will be treated as though such fractional shares were distributed as part of the Merger and then redeemed by ESD with the result that the holder of SBW Common Shares will generally have a capital gain or loss to the extent the cash distribution differs from such shareholder’s basis allocable to the fractional ESD Common Shares.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

[DATE], 2016

We hereby consent to the filing of this opinion as Exhibit 12 to the Registration Statement, and to the references to our firm name therein.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP